EXHIBIT 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Katie O’Halloran Investor Relations 630-574-3012

GREAT LAKES DREDGE & DOCK CORPORATION COMMENCES

CASH TENDER OFFER FOR ITS 7.375% SENIOR NOTES DUE 2019

Oak Brook, Illinois, May 12, 2017 – Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) (“Great Lakes” or the “Company”) announced today the commencement of a cash tender offer (the “Tender Offer”), subject to the terms and conditions described in the Tender Offer Documents (as defined below), to purchase any and all of the $275 million aggregate principal amount of its outstanding 7.375% Senior Notes due 2019 (the “2019 Notes”). The Company intends to purchase the 2019 Notes in the Tender Offer using a portion of the proceeds from the Company’s concurrently announced private placement (the “Debt Offering”), subject to market and other conditions, of up to $325 million aggregate principal amount of senior notes due 2022.  The Tender Offer and the Debt Offering, when coupled with the proposed redemption transaction discussed below, are intended to enable the Company to extend the average maturity and reduce the weighted average interest rate of its outstanding indebtedness.

The Tender Offer is being made pursuant to an offer to purchase dated May 12, 2017 (the “Offer to Purchase”) and related notice of guaranteed delivery (together with the Offer to Purchase, the “Tender Offer Documents”), which set forth the complete terms and conditions of the Tender Offer.

The Tender Offer will expire at 5:00 p.m., New York City time, on May 19, 2017 (such date and time, as may be extended or earlier terminated as described in the Offer to Purchase, the “Expiration Time”).  Holders of 2019 Notes who validly and timely tender (and do not validly withdraw) their 2019 Notes prior to the Expiration Time will be entitled to receive an amount in cash equal to $1,004.00 for each $1,000 principal amount of the 2019 Notes tendered and accepted by the Company in connection with the Tender Offer, together with accrued and unpaid interest relating to such purchased 2019 Notes up to, but not including, the final settlement date, which is currently expected to be May 24, 2017.

Subject to certain limited exceptions, any 2019 Notes tendered may only be withdrawn prior to 5:00 p.m., New York City time, on May 19, 2017, unless extended.

The Company will not be obligated to accept for purchase any 2019 Notes pursuant to the Tender Offer. The Tender Offer is not contingent upon the tender of any minimum principal amount of 2019 Notes, but the Tender Offer is conditioned upon the consummation of the Debt Offering (or another debt financing transaction), among other conditions. Subject to applicable law, the Company may amend, extend, withdraw or terminate the Tender Offer in its sole discretion.

Assuming the Debt Offering is consummated, the Company currently intends to redeem any 2019 Notes not purchased pursuant to the Tender Offer in accordance with the indenture governing the 2019 Notes, which currently provides for a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest through the redemption date.

The Company has retained Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey, Inc. to act as the dealer managers in connection with the Tender Offer, and has retained D.F. King & Co., Inc. to act as the information and tender agent for the Tender Offer. The complete terms and conditions of the Tender Offer are set forth in the Tender Offer Documents. Holders are urged to read the Tender Offer Documents carefully. Copies of these documents may be obtained from the information and tender agent for the Tender Offer, D.F. King & Co., Inc., at (800) 870-0126 (US toll-free) or from the dealer managers, Deutsche Bank Securities Inc. at (855) 287-1922 (US toll-free) and (212) 250-7527 (collect) and SunTrust Robinson Humphrey, Inc. at (404) 926-5047 (collect) or by visiting www.dfking.com/gldd.

This press release is for informational purposes only and shall not constitute, or be deemed to constitute, a notice of redemption of the 2019 Notes under the indenture governing the 2019 Notes. This press release is neither an offer to sell, nor a solicitation of an offer to buy, any securities nor is it a solicitation for acceptance of the Tender Offer.

The Company

Great Lakes is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and infrastructure services on land and water. Great Lakes employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its 127-year history, Great Lakes has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future events.

Factors that could affect actual results include but are not limited to the possibility that the Company’s existing noteholders will not be receptive to the Tender Offer or the Company’s potential debt investors will not be receptive to the Debt Offering on the terms described above or at all; corporate developments that could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in the credit ratings of the Company; changes in the Company’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of the Company to consummate the above-described transactions on the terms described above or at all; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all.

Although Great Lakes believes that its plans, intentions and expectations reflected in this press release are reasonable, actual events could differ materially. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

GLDD CORP

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